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Exhibit 10.21

December 16, 2004

David Sankaran

Dear David:

        We are pleased to offer you following position within Accelrys Inc. and it is our hope that you will become a part of this exciting and innovative organization. The following will confirm the terms of our offer of employment to you:

        Position/Location:    You will assume the position of Senior Vice President and Chief Financial Officer of Accelrys and will join us as a member of the Executive Management Team. In this role you will you will report directly to Mark Emkjer, President and CEO of Accelrys. It is understood that you be based for a period of up to 5 months from your home in Orinda and will travel to our San Diego headquarters during the week.

        Compensation:    Your compensation in the above position will include an annual base salary of $225,000.00, paid semi-monthly at the rate of $9,375.00 per pay period. In addition you will participate in our Management Incentive Plan with a targeted bonus of 40% of your base salary and earned upon the achievement of corporate and individual objectives.

        Employment and Benefits:    As a US employee of Accelrys Inc., you will participate in our comprehensive employee benefits package. Accelrys is committed to maintaining a competitive position in the employment marketplace and in doing so makes available to you the standard employee benefits package provided to US-based employees. This will include, but is not limited to, health, disability and life insurance; participation in our 401(k) retirement savings plan; and vacation benefits.

        In addition, you will be eligible to participate in a number of executive-level benefits including supplemental long term disability insurance and participation in Accelrys' executive deferred compensation plan under which you will be eligible to earn up to an additional 20% of your base salary based upon Accelrys stock price performance criteria.

        It is understood that this offer of employment, its acceptance, or the maintenance of human resources policies, procedures, and benefits do not create a contract of employment for a specified term or guarantee of specific benefits. Employment at Accelrys Inc. is not for a specific term and can be terminated by you or by Accelrys Inc. at any time for any reason, with or without cause.

        This letter supersedes any prior or contrary representations that may have been made by Accelrys Inc. Upon acceptance of this offer, the terms described in this letter shall be the terms of your employment. Any additions or modifications of these terms must be in writing and signed by the Vice President of Human Resources.

        Business Travel Terms:    Accelrys will agree to reimburse you for up to $3,000 per month to offset the expense associated with your business lodging in San Diego for a period not to exceed 5 months.

        Relocation Terms:    Accelrys Inc. will agree to pay for reasonable and customary expenses associated with your relocation to the San Diego area upon your acceptance of this offer and upon commencement of your employment with us. Relocation expenses must be approved in advance and can include the following:

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  The packing and moving of your household goods

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  Closing costs associated with the purchase of a home in San Diego within 6 months of your commencement of employment with us. (up to 1 1/2% of total cost of the home)

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  Closing costs associated with the sale of your home in Orinda within 9 months of your commencement of employment with us. (up to 6% of total cost of the home)

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  Tax gross up provision in accordance with standard company policy

        Please note that should you voluntarily terminate your employment with the company prior to 2 years from the date of your relocation to San Diego, as defined by final payment of relocation related expenses, you will agree to repay to the company all monies paid to you or on your behalf in conjunction with your relocation in accordance with the following.

        Employment Termination & Change of Control Provisions:    In the event that your employment with the Company is involuntarily or constructively (to be defined as an adverse employment action materially effecting the employee's targeted compensation or level of responsibility within the organization) terminated for reasons other than gross misconduct, Accelrys Inc. will agree to pay to you a severance payment equal to 6 months of your then base salary amount. This amount will be deemed payable upon the effective date of your termination and will be paid to you in 12 equal bi-weekly payments consistent with our standard US payroll processing periods.

        In addition, in the event of a Change in Control resulting in actual or constructive termination (to be defined an adverse employment action materially effecting your targeted compensation level or level of responsibility within the organization that is taken 2 months prior to or 12 months following the sale or acquisition of in excess of 50% of the company's stock), you will also be entitled to acceleration of all outstanding unvested stock options, restricted stock and/or stock appreciation units.

        The payment of any severance and the acceleration of any unvested stock options, restricted stock or stock appreciation units will be conditional upon your execution of an employment agreement with Accelrys inclusive of a standard release of all claims, non-solicitation and of a non-competition agreement for a period equal to that of the severance payment period provisions.

        Option Grant:    Upon joining the Company, management will recommend to the Board of Directors that you be given the opportunity to receive an option for 100,000 shares of common stock pursuant to the terms of the Non-Qualified Stock Plan. Any offer of options is subject to the written approval of the Company's Board of Directors and such standard conditions as the Board may impose. The option will vest over a four (4) year period and will be priced in accordance with the market close price as of the day you begin your employment with us.

        Confidentiality:    Due to the nature of your responsibilities, you will be required to execute and will be bound by the Company's Invention and Non-Disclosure Agreement ("the Agreement") effective upon your commencement of employment with the company. Please find a copy of this document enclosed for your review.

        Proposed Start Date:    You will formally appointed to this role upon your resignation from your current position and your commencement of employment with us on or before January 31, 2005.

        This offer is subject to your submission of an I-9 form, to satisfactory completion of Accelrys' reference and background check and satisfactory documentation with respect to your identification, and right to work in the United States.

        I look forward to your joining the Accelrys team and your involvement in what we are confident represents an exciting and professionally rewarding venture.

Accelrys Inc.
By:	/s/ JUDITH OHRN HICKS Judith Ohrn Hicks Vice President, Human Resources

Agreed and Accepted by:
/s/ DAVID SANKARAN David Sankaran
Start Date: ____________

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  Exhibit 10.21